CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
NEENAH, INC.
(a Delaware corporation)
INTO
NEENAH PAPER, INC.
(a Delaware corporation)

(Pursuant to Section 253 of the General Corporation Law of the State of Delaware)

NEENAH PAPER, INC., a Delaware corporation incorporated on April 22, 2004 (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.    The Corporation owns all of the outstanding shares of each class of stock of Neenah, Inc., a Delaware corporation incorporated on April 25, 2016, pursuant to the provisions of the DGCL (the “Merging Entity”).

2.    The Board of Directors of the Corporation, by the resolutions attached hereto as Exhibit A duly adopted on October 9, 2017, determined to merge the Merging Entity with and into the Corporation pursuant to Section 253 of the DGCL.

3.    The Corporation shall be the surviving corporation in the merger.

4.    The Certificate of Incorporation of the Corporation, as in effect immediately prior to the merger, shall be the Certificate of Incorporation of the Corporation, except that said Certificate of Incorporation is hereby amended to change the name of the Corporation from Neenah Paper, Inc. to Neenah, Inc. as authorized in the resolutions set forth in Exhibit A.

5.    This Certificate of Ownership and Merger shall become effective at 12:01 a.m., Eastern Time, on January 1, 2018.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by its duly authorized officer, the 11th day of December, 2017.

NEENAH PAPER, INC.

By: /s/ Steven S. Heinrichs Steven S. Heinrichs Senior Vice President, General Counsel and Secretary

EXHIBIT A

RESOLUTIONS ADOPTED BY
THE BOARD OF DIRECTORS OF
NEENAH PAPER, INC.
October 9, 2017
The following resolutions of the Board of Directors (the “Board”) of Neenah Paper, Inc., a Delaware corporation (the “Corporation”) were adopted at a meeting of the Board held pursuant to a telephonic meeting on the date indicated above.
Recitals
WHEREAS, the Corporation owns 100% of the capital stock of Neenah, Inc., a corporation incorporated in Delaware on April 25, 2016, pursuant to the provisions of the DGCL (the “Merging Entity”);
WHEREAS, the Corporation, effective as of 12:01 a.m. Eastern Time, January 1, 2018 (the “Effective Time”), desires to merge the Merging Entity into itself and to be possessed of all the estate, property, rights, privileges and franchises of said corporation (the “Merger”); and
WHEREAS, the Corporation, as the surviving entity in the Merger, desires to relinquish its corporate name and assume in place thereof the name, Neenah, Inc.
NOW, THEREFORE, BE IT RESOLVED, that, in accordance with the DGCL, the Corporation shall merge the Merging Entity with and into itself and shall assume all of the Merging Entity’s liabilities and obligations; and be it
FURTHER RESOLVED, that in connection with the foregoing resolutions, any President or Vice President of the Corporation (the “Authorized Officers”), and each of them, acting jointly or singly, hereby is authorized, empowered and directed, in the name and on behalf of the Corporation and the Merging Entity to execute and deliver a certificate of ownership and merger setting forth a copy of the resolution to merge said Merging Entity and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County; and be it
FURTHER RESOLVED, that, upon the Effective Time of the Merger, the Corporation shall relinquish its corporate name and assume in place thereof the name Neenah, Inc.; and be it
FURTHER RESOLVED, that the Authorized Officers be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect the Merger; and be it

FURTHER RESOLVED, the Authorized Officers, and each of them, be and they hereby are authorized and directed to file, execute, verify, acknowledge and deliver, for and on behalf of the Corporation and the Merging Entity, any and all notices, certificates, agreements, amendments, instruments and other documents and to perform and do or cause to be performed or done any and all such acts or things and to pay or cause to be paid all necessary fees and expenses, in each case in the name and on behalf of the Corporation or the Merging Entity, as appropriate, as they or any of them may deem necessary or advisable to effectuate or carry out the intent and purposes of the foregoing resolutions, the taking of any such action to be deemed conclusive evidence of the due authorization thereof by the Board; and be it
FURTHER RESOLVED, that all actions heretofore taken by the Authorized Officers on behalf of the Corporation or its affiliates in furtherance of the matters contemplated in these resolutions be, and they hereby are, ratified, adopted and approved in all respects; and
FURTHER RESOLVED, that the Secretary or any Assistant Secretary of the Company shall file copies of these Resolutions with the minutes of the proceedings of the Company.

Steven S. Heinrichs
Secretary